CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Reports to Shareholders,” "Independent Registered Public Accounting Firms," and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 12 to the Registration Statement (Form N-1A, No. 333-122847 ) of our report dated December 16, 2011, on the financial statements and financial highlights of Neuberger Berman Global Allocation Fund (one of the series constituting the Neuberger Berman Alternative Funds) included in the October 31, 2011 Annual Report to Shareholders.

Ernst & Young LLP

Boston, Massachusetts
February 23, 2012